Exhibit 10.6

PLBY GROUP, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Initially Effective as of February 10, 2021
(as amended and restated as of April 20, 2023)

1.General. This Non-Employee Director Compensation Policy (this “Policy”) sets forth the compensation that has been approved by the board of directors (the “Board”) of PLBY Group, Inc., a Delaware corporation (the “Company”), as payable to eligible non-employee members of the Board (“Non-Employee Directors”). The compensation described in this Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each Non-Employee Director who may be eligible to receive such compensation. This Policy shall remain in effect until it is revised or rescinded by further action of the Board.

2.Equity Compensation. Non-Employee Directors shall be granted the equity awards described below under and subject to the terms and provisions of the Company’s 2021 Equity and Incentive Compensation Plan (the “Equity Plan”). The awards described below shall be granted pursuant to an award agreement in substantially the same form approved by the Board on or prior to the grant date, setting forth the terms of the award, consistent with the Equity Plan. For purposes of this Section 2, the number of shares subject to any restricted stock unit award will be determined by dividing the grant date dollar value specified below by the Market Value per Share (as defined in the Equity Plan) of a share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), on the grant date, rounded down for any partial share.

Annual Equity Award. A person who is a Non-Employee Director immediately following each annual meeting of the Company’s stockholders and who will continue to serve as a Non-Employee Director following such annual meeting shall be automatically granted, on the date of each such annual meeting, a restricted stock unit award with a grant date value equal to $100,000 (the “Annual Equity Award”). The Annual Equity Award shall vest on the earlier of the first anniversary date of the grant date or the date of the Company’s next regular annual meeting of stockholders following the grant date, subject to the Non-Employee Director’s continued service on the Board through such vesting date.

3.Cash Compensation.

(a) Annual Retainers. Each Non-Employee Director shall be eligible to receive an annual retainer of $65,000 for service on the Board. In addition, a Non-Employee Director shall receive the following additional annual retainers, as applicable:

(i) Chairperson of the Audit Committee. A Non-Employee Director serving as Chairperson of the Audit Committee shall receive an additional annual retainer of $20,000 for such service.

(ii) Member of the Audit Committee. A Non-Employee Director serving as a member of the Audit Committee (other than the Chairperson) shall receive an additional annual retainer of $10,000 for such service.

(iii) Chairperson of the Compensation Committee. A Non-Employee Director serving as Chairperson of the Compensation Committee shall receive an additional annual retainer of $15,000 for such service.

(iv) Member of the Compensation Committee. A Non-Employee Director serving as a member of the Compensation Committee (other than the Chairperson) shall receive an additional annual retainer of $10,000 for such service.

(v) Chairperson of the Nominating and Corporate Governance Committee. A Non-Employee Director serving as Chairperson of the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $15,000 for such service.

(vi) Member of the Nominating and Corporate Governance Committee. A Non-Employee Director serving as a member of the Nominating and Corporate Governance Committee (other than the Chairperson) shall receive an additional annual retainer of $10,000 for such service.

(vii) Chairperson and/or Member of a Special Committee. The Board may from time award an additional retainer for Non-Employee Directors serving as Chairperson or a member of a special committee of the Board.

(b) Payment of Retainers. The annual retainers described in Section 3(a) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than the fifth business day following the end of each calendar quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described in Section 3(a), for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such positions, as applicable. Non-Employee Directors may elect to receive vested shares of common stock in lieu of the foregoing retainers on the date on which such retainers would otherwise have been paid in cash in accordance with the terms and conditions of the Equity Plan.

4.Expense Reimbursement. The Company shall reimburse all reasonable out-of-pocket expenses incurred by each Non-Employee Director in the performance of his or her duties as a member of the Board or any committee thereof, including reasonable out-of-pocket expenses incurred in connection with attending any meetings of the Board or any committee thereof, which reimbursement, in any case, will be subject to the Company’s timely receipt of adequate supporting documentation of such expenses.

5.Stock Ownership Guidelines. Non-Employee Directors are required to retain ownership of at least 25% of the shares of Common Stock awarded to him or her net of taxes and maintain such ownership until departure from the Board.

6.Policy Subject to Amendment, Modification and Termination. This Policy may be amended, modified or terminated by the Board in the future at its sole discretion.

7.Miscellaneous. The adoption and maintenance of this Policy shall not be deemed to be a contract between the Company and any Non-Employee Director to retain his or her position as a Non-Employee Director. The rights, benefits or interests a Non-Employee Director may have under this Policy are not assignable or transferable and shall not be subject in any manner to alienation, sale or any encumbrances, liens, levies, attachments, pledges, charges or other legal process of the Non-Employee Director or his or her creditors.
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